Consent of Independent Auditors




The Participants of the 1994 Employee Stock
  Purchase Plan of The Pittston Company:


We consent to incorporation by reference in the registration statement (No. 33-53565) on Form S-8 of The Pittston Company of our report dated March 30, 2001, relating to the statements of financial condition of the 1994 Employee Stock Purchase Plan of The Pittston Company as of December 31, 2000 and 1999, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 Annual Report on Form 11-K of the 1994 Employee Stock Purchase Plan of The Pittston Company.





/s/ KPMG LLP
------------------
KPMG LLP
Richmond, Virginia

March 30, 2001


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